Exhibit 99.1

Press Release March 12, 2013

7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Announces Offering of Notes

FORT WAYNE, INDIANA, March 12, 2013 — Steel Dynamics, Inc. (the “Company”)(NASDAQ/GS:STLD) announced today that it plans to sell approximately $400 million aggregate principal amount of debt securities in a transaction exempt from the registration requirements of the Securities Act of 1933, subject to market and other conditions.  Pursuant to a concurrent debt tender offer and consent solicitation, the Company intends to use the proceeds of the offering, along with available cash, to purchase any and all of its 6¾% Senior Notes due 2015, and to pay fees and expenses associated with the tender offer and consent solicitation.

This announcement is neither an offer to purchase or to sell nor a solicitation of an offer to buy any securities. The securities have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

Forward Looking Statements

This press release contains certain predictive statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These include statements regarding the completion of the offering, the timing of the closing of the offering and the use of proceeds from the offering.  These statements are based on the Company’s current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause the Company’s actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.

More specifically, we refer you to the Company’s detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K or in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov.

Forward-looking or predictive statements we make are based upon information and assumptions, concerning our businesses and the environments in which they operate, which we consider reasonable as of the date on which these statements are made. Due to the foregoing risks and uncertainties however, as well as, matters beyond our control which can affect forward-looking statements, you are cautioned not to place undue reliance on these predictive statements, which speak only as of the date of this press release. We undertake no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact: Theresa E. Wagler, Chief Financial Officer, +1.260.969.3500